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                                                                  Exhibit 10(mm)



                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 23, 2002, but effective as provided herein, is made and entered into by and between The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), and Byron Bergren (the "Executive").

                  WHEREAS, the Company believes that it would benefit from the application of Executive's particular and unique skill, experience and background to the management and operation of the Company, and that the Executive will make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

                  WHEREAS, the Company considers it in the best interests of its stockholders to foster the continuous employment of certain key management personnel;

                  WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined herein) exists;

                  WHEREAS, the Company wishes to assure itself of both present and future continuation of management, including in the event of a Change in Control; and

                  WHEREAS, the Company wishes to employ the Executive and the Executive is willing to render services and accept the offer of the Company, both on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

        1. EMPLOYMENT.

           1.1 EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to undertake employment with the Company, upon the terms and conditions herein set forth.

           1.2 TERM. This Agreement shall be effective and the Executive's employment shall be for an initial term commencing on February 11, 2002 (the "Commencement Date"). Subject to earlier expiration upon the Executive's termination under Section 5, the initial term shall expire on January 30, 2005 (the "Initial Termination Date"). Notwithstanding the previous sentence, this Agreement and the term of employment of the Executive shall be automatically renewed and extended (subject to earlier expiration upon the Executive's termination under Section 5) for successive one-year periods upon the terms and conditions set forth herein, commencing on the Initial Termination Date, and on each anniversary of the Initial Termination Date thereafter, unless either party to this Agreement gives the other party written notice (in accordance with Section 12.5) of such party's intention to terminate this Agreement and the employment of the Executive at least 120 days prior to the end of such initial or extended term. For purposes of this Agreement, any reference to the "Employment Term" of this Agreement shall include the initial term and any extension thereof. Executive and the Company

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understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment.

        2. POSITIONS AND DUTIES.

           2.1 POSITIONS AND DUTIES. During the Employment Term, the Executive will serve in the positions of President and Chief Executive Officer of the Company and will have such powers, duties, functions, responsibilities and authority as are (a) consistent with the Executive's position as the Company's most senior officer; or (b) assigned to his office in the Company's Code of Regulations; or (c) reasonably assigned to him by the Board of Directors of the Company (the "Board"). The Executive will report directly to the non-executive Board Chairman. The Company will use its best efforts to cause the Executive to be elected as a member of the Board as soon as possible after the Commencement Date and will also use its best efforts during the Employment Term to cause him to be included in the management slate for elections as a Director of the Company at every stockholders' meeting at which his term as director would otherwise expire.

           2.2 COMMITMENT. During the Employment Term, the Executive will be a full-time employee of the Company and, except as may otherwise be approved in advance in writing by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive will devote substantially all of his business time and attention to the performance of his duties to the Company. Notwithstanding the foregoing, the Executive may, (a) subject to the approval of the Board, serve as a director of a company which is not engaged in "Competition" (as defined in Section 9.1), (b) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations, and (c) manage personal and family investments.

        3. PLACE OF PERFORMANCE. In connection with his employment during the Employment Term, the Executive will be based at the Company's principal executive offices in the Dayton, Ohio area. The Executive will undertake normal business travel on behalf of the Company.

        4. COMPENSATION AND RELATED MATTERS.

           4.1 COMPENSATION.

               (a) Annual Base Salary. During the Employment Term, the Company will pay to the Executive an annual base salary ("Base Salary") at the minimum rate of $500,000. The Executive's Base Salary shall be subject to review by the Board annually based on the Executive's performance, at which time the Executive's Base Salary may be raised by the Board in its sole discretion (and, as so raised, shall thereafter constitute "Base Salary" hereunder). Base Salary may not be decreased. Base Salary shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

               (b) Signing and Initial Bonuses. Within 15 business days after the Commencement Date, the Company shall pay Executive a one-time lump sum cash payment in the gross amount of $75,000 as a signing bonus. In addition, the Company shall pay the


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Executive a one-time lump sum cash payment of up to a maximum of a gross amount of $100,000 to replace the amount of any bonus for fiscal 2001 that the Executive forfeits from his prior employer as a result of joining the Company on the Commencement Date, such amount to be paid within 15 business days after the Executive provides evidence to the Board of (i) the amount of bonus earned from his prior employer to which he would have been entitled but for his joining the Company on the Commencement Date and (ii) the forfeiture of such bonus as a result of his termination from his prior employer in order to join the Company on the Commencement Date.

               (c) Annual Incentive Compensation. During the Employment Term, the Executive will be eligible to participate in the Company's annual Performance Incentive Program or any successor thereto (the "Performance Incentive Program") under the general terms and conditions applicable to executive and management employees. The Executive's target payout under Performance Incentive Program shall be an annual target of 50% of Base Salary and his maximum payout thereunder shall be a maximum rate of 100% of Base Salary, subject in either case to achievement of applicable performance measures and criteria. For only the fiscal year commencing February 3, 2002, however, the Executive will be guaranteed a minimum payout of $100,000 under the Performance Incentive Program provided that he remains employed by the Company at the end of such fiscal year. Such guaranteed minimum payment will reduce any amount otherwise earned and payable to the Executive under the Performance Incentive Program for the fiscal year commencing February 3, 2002. Subject to the foregoing, nothing in this Section 4.1(c) will guarantee to the Executive any specific amount of incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive. The performance criteria and measures applicable to the Executive under the Performance Incentive Plan will be established with the Executive's participation based on the business plan the Executive presents to the Board and that is approved by the Board. Such performance measures and criteria when established will be appended to this Agreement as Exhibit A.

               (d) Long-Term Incentive Compensation Plans. As of the Commencement Date, the Executive shall be granted under the Company's Equity and Performance Incentive Plan (the "Equity Incentive Plan") the following awards, which shall be subject to the terms and conditions of the Equity Incentive Plan and the applicable standard grant agreements in use thereunder:

                   (i) A nonqualified stock option for 250,000 shares of the Company's common stock, which shall become exercisable in equal installments on the first, second and third anniversaries of the Commencement Date provided the Executive is then employed by the Company or an affiliate thereof; and

                  (ii) 50,000 restricted shares of the Company's common stock, which shares shall vest in full on the third anniversary of the Commencement Date provided the Executive is then employed by the Company or an affiliate thereof.

The Executive will be eligible annually for additional grants of restricted stock and/or stock options under the Equity Incentive Plan, or successor thereto, as determined by the Board (or Compensation Committee thereof) in its sole discretion based on Company performance.


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           4.2 EMPLOYEE BENEFITS. In addition to the compensation described in
Section 4.1 and subject to the following provisions of this Section 4, the Company will make available to the Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation in all Company-sponsored employee benefit plans in which senior executives of the Company participate, including, without limitation, medical, life, disability, dental and 401(k) savings plans. Notwithstanding the foregoing, the Company shall waive or cause to be waived as of the Commencement Date in respect of the Executive any service eligibility requirement otherwise applicable to the Executive under the Company's life, disability and dental plans. The Company shall pay or reimburse the Executive for the premiums payable by the Executive for health care continuation coverage ("COBRA coverage") elected by the Executive and his family under the medical plan of his prior employer for the period from the Commencement Date to the date the Executive becomes first eligible for coverage under the Company's medical plan, but only to the extent such premiums for COBRA coverage exceed the amount of premiums the Executive would have been obligated to contribute to the Company's medical plan for such period.

           4.3 VACATION AND FRINGE BENEFITS. During the Employment Term, the Executive shall be entitled to 20 business days of paid vacation annually, such vacation to be taken in accordance with the Company's normal vacation policies; and the Executive shall be entitled to the following paid holidays as well as any other paid holidays made available by the Company to employees generally from time to time: New Year's Day, Memorial Day, Independence Day, Labor Day and Christmas Day. The Executive will be entitled to the perquisites and other fringe benefits made available to senior executives of the Company. Without limiting the foregoing, the Company shall provide the Executive during the Employment Term with the use of a leased automobile, a cell phone and a computer equipment hook-up, in accordance with the Company's programs.

           4.4 EXPENSES. The Company will promptly reimburse the Executive for all travel and other business expenses the Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding substantiation of expenses.

           4.5 RELOCATION EXPENSES. As soon as possible but in any event no later than one year after the Commencement Date, the Executive will relocate his primary residence to the general area of the Company's current headquarters in Dayton, Ohio. The Executive will be entitled to relocation benefits in accordance with the Company's relocation policy applicable to senior executives, including without limitation, (a) an apartment for up to one year, (b) reimbursement of expenses related to the sale of the Executive's current primary residence and the purchase of a primary residence in the Dayton, Ohio area, and
(c) income tax gross-up of any amounts payable to the Executive under the Company's relocation policy that become taxable to him for income tax purposes.

        5. TERMINATION. Notwithstanding the Employment Term specified in
Section 1.2, the termination of the Executive's employment hereunder will be governed by the following provisions:


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           5.1 DEATH. If the Executive dies prior to the end of the Employment
Term, the Company will pay the Executive's beneficiaries or estate, as appropriate, promptly after the Executive's death, (a) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's death, and (b) for any earned but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements. This Section 5.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive's benefit or in which the Executive participated.

           5.2 DISABILITY.

               (a) If the Company determines in good faith that the Executive has incurred a Disability (as defined below) prior to the end of the Employment Term, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company will terminate effective on the 30th calendar day after receipt of such notice by the Executive, provided that within the 30 calendar days after such receipt, the Executive will not have returned to full-time performance of his duties. The Executive will continue to receive his Base Salary (less any amounts payable to the Executive for such period under any short- or long-term disability plan maintained by the Company or its affiliates) and benefits until the date of termination. In the event of the Executive's Disability, the Company will pay the Executive, promptly after the Executive's termination, (i) the unpaid Base Salary to which he is entitled, pursuant to Section 4.1, through the date of the Executive's termination (less any amounts payable to the Executive for such period under any short- or long-term disability plan maintained by the Company or its affiliates), and (ii) for any earned but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements. This Section 5.2 will not limit the entitlement of the Executive or the Executive's estate or beneficiaries to any disability or other benefits then available to the Executive under any disability insurance or other benefit plan or policy that is maintained by the Company for the Executive's benefit or in which the Executive participated.

               (b) For purposes of this Agreement, "Disability" will mean the Executive's incapacity due to physical or mental illness or injury to substantially perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Company the Executive will not have returned to the full-time performance of the Executive's duties; provided, however, if the Executive disagrees with a determination to terminate him because of Disability, the question of the Executive's Disability will be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive on the choice of a doctor, the question of the Executive's Disability shall be resolved within 10 business days of a written request therefor by either party to the other, by a qualified medical doctor designated by the Executive Vice President of the Ohio Academy of Family Physicians. The written opinion of the doctor shall be final and binding upon the parties. In order to facilitate such determination, the Executive will, as reasonably requested by the Company, (i) make himself available for medical examinations by a doctor in accordance with this Section 5.2(b), and (ii) grant the Company and any such doctor access to all relevant medical


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information concerning him, arrange to furnish copies of medical records to such doctor and use his best efforts to cause his own doctor to be available to discuss his health with such doctor.

           5.3 CAUSE.

               (a) The Company may terminate the Executive's employment hereunder for Cause (as defined below) prior to the end of the Employment Term by written notice as provided in Section 12.5. If the Executive is terminated for Cause, the Company will promptly pay to the Executive (or his representative) the unpaid Base Salary to which he is entitled, pursuant to
Section 4.1, through the date the Executive is terminated and the Executive will be entitled to no other compensation or benefits, except as otherwise due to him under applicable law or pursuant to any benefit plan or policy that is maintained by the Company in which the Executive participated.

               (b) For purposes of this Agreement, "Cause" means that, prior to the end of the Employment Term, the Executive shall have committed or engaged in:

                  (i) an intentional act of fraud, embezzlement, theft or any other material violation of law in connection with the Executive's duties or in the course of the Executive's employment with the Company;

                  (ii) an intentional breach of any of the express covenants set forth in Section 9.1, 9.2 or 9.3; or

                  (iii) intentional wrongful damage to property of the Company or any entity in which the Company directly or indirectly owns 50% or more of the then-outstanding securities or interests entitled to vote generally in the election of dirctors or other controlling persons (a "Subsidiary").

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in and not opposed to the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, to terminate the employment of the Executive for Cause, the Company must deliver to Executive a Notice of Termination (as defined below) given within 90 days after the Board both (A) has knowledge of conduct or an event allegedly constituting Cause and (B) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of the membership of the Board, excluding Executive, at a meeting called for the purpose of determining that the Executive has engaged in conduct that constitutes Cause (and at which the Executive had a reasonable opportunity, together with his counsel, to be heard before the Board prior to such vote).

           5.4 TERMINATION.

               (a) Involuntary Termination. The Executive's employment hereunder may be terminated prior to the end of the Employment Term by the Company for any reason other than death, Disability or Cause by written notice as provided in Section 12.5. In the event


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of such an involuntary termination or if the Executive's employment is terminated by the Company at the end of the Employment Term because the Company provided written notice to the Executive pursuant to Section 1.2 of its intention to terminate the Agreement and the employment of the Executive at the end of the Employment Term, the Executive will be entitled to the payments and benefits provided in Section 5.5. This Section 5.4(a) and Section 5.5, however, will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy (other than any severance plan or policy) that is maintained by the Company for the Executive's benefit or in which the Executive participated.

               (b) Voluntary Termination. The Executive may voluntarily terminate the Agreement at any time by notice to the Company as provided in
Section 12.5. In the event of the Executive's voluntary termination, the Company will promptly pay the Executive (i) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's termination, and (b) for any earned but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements. This Section 5.4(b) will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy that is maintained by the Company for the Executive's benefit or in which the Executive participated.

           5.5 TERMINATION PAYMENTS AND BENEFITS.

               (a) Form and Amount. Upon the Executive's involuntary termination other than by reason of death, Disability or Cause as provided in Section 5.4(a), the Company will promptly pay or provide to the Executive:

                  (i) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's termination,

                  (ii) for any earned but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements, and

                  (iii) continuation of the payment the Executive's Base Salary as in effect immediately prior to his termination of employment for the greater of (A) the end of the Employment Term (determined without regard to its early expiration upon the Executive's termination of employment) or (B) a minimum of one year following his termination of employment, such payments to be payable at the times and in the manner consistent with the Company's general policies regarding compensation for executive employees. Such continued payments shall be in lieu of any severance payments to which the Executive may be entitled under any severance pay plan or policy of the Company or its Subsidiaries, which payments the Executive hereby waives.

               (b) Resignation. If at the Executive's termination of employment the Executive is a member of the Board or a board of any affiliate of the Company, no benefit will be paid or made available or vest, as the case may be, under Section 5.5(a)(iii) or Section 6.1(b) unless the Executive first executes and delivers to the Company a resignation from membership


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on the Board and from membership on the boards of all affiliates of the Company, as the case may be, such resignation to be effective as of the Executive's termination of employment.

               (c) Release. Payment of any amount described in Section 5.5(a)(iii), Section 6.1(a) and/or Section 7 is conditioned upon the Executive executing and not revoking a Release of Claims Agreement in the form attached hereto as Exhibit B.

        6. CHANGE IN CONTROL PROVISIONS.

           6.1 IMPACT OF CHANGE IN CONTROL.

               (a) In the event of a "Change in Control" of the Company, as defined in Section 6.2, if the Executive's employment is involuntarily terminated other than by reason of death, Disability or Cause prior to the end of the Employment Term but within two years after the Change in Control, notwithstanding Sections 5.4(a) and 5.5(a), upon such termination the Executive shall be entitled under Section 5.5(a) only to the amounts set forth in Section 5.5(a)(i) and (ii) and not to the payments provided in Section 5.5(a)(iii), but instead shall be entitled to receive a lump sum cash payment to be paid within 45 days after termination in an amount equal to 2.99 times his "base amount," as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

               (b) Following a Change in Control, the Executive will be treated for purposes of this Agreement as having been involuntarily terminated by the Company for reasons other than death, Disability or Cause if the Executive terminates his employment with the Company prior to the end of the Employment Term but within two years after the Change in Control for any of the following reasons (each, a "Good Reason") prior to the date of the Executive's death, Disability or on which the Executive has committed or engaged in an act constituting Cause:

                  (i) the Company has materially breached any provision of this Agreement and within 10 calendar days after notice thereof from the Executive, the Company fails to cure such breach;

                  (ii) a successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume all duties, obligations and liabilities of the Company under the Agreement pursuant to Section 12.1(a);

                  (iii) a reduction in the scope or value of the aggregate benefits and incentive compensation described in Sections 4.1(d), 4.2, 4.3, and 4.4 provided to the Executive or the termination or denial of the Executive's rights to such benefits or incentive compensation, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such reduction or termination;

                  (iv) if the Executive has been elected to the Board, the Executive is not reelected to or is removed from the Board;


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                  (v) the Board fails to appoint the Executive as President and
         Chief Executive Officer or the Executive is removed from either position;

                  (vi) a reduction in the Executive's Base Salary or the opportunity to earn annual incentive compensation under Section 4.1(c) on a basis at least as favorable to the Executive (in terms of each of the amount of benefits, levels of coverage and performance measures and criteria and levels of required performance) as the benefits payable thereunder prior to the reduction, or the failure to pay the Executive Base Salary or incentive compensation earned when due;

                  (vii) A significant adverse change in the nature or scope of authorities, powers, functions, responsibilities or duties attached to the positions held by the Executive from those authorities, powers, functions, responsibilities or duties which the Executive held immediately prior to the Change in Control; or

                  (viii) The relocation of the Company's principal executive offices if the Executive's principal location of work is then in such offices, or requirement that the Executive have the Executive's principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately preceding the Change in Control without the Executive's prior written consent.

               (c) In the event of a Change in Control of the Company, restricted grants of Company common stock then held by the Executive shall fully vest and any outstanding options for shares of the Company common stock will become fully exercisable to the extent not already exercisable on the terms provided in the Equity Incentive Plan.

               (d) In the event of a Change in Control and if prior to the end of the Employment Term and within two years after the Change in Control, the Executive terminates his employment for any reason or his employment is terminated by the Company for reasons other than Cause, the covenant of Section
9.1 will be inapplicable to the Executive.

           6.2 DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" will be deemed to occur if at any time during the Employment Term any of the following events occur:

               (a) The sale to any purchaser unaffiliated with the Company of all or substantially all of the assets of the Company;

               (b) The sale, distribution, or accumulation of more than 50% of the outstanding voting stock of the Company to or by any acquiror or group of affiliated acquirors that are unaffiliated with the Company;

               (c) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that for purposes of this Section 6.2(c) each Director who is first elected, or first nominated by the Directors of the Company for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the


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Company (or a committee thereof) then still in office who were Directors of the
Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period; or

               (d) The merger or consolidation of the Company with another entity (as such term is defined in section 101(16) of the Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330) (an "Entity") unaffiliated with the Company if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then outstanding securities of such Entity are held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the then outstanding securities of the Company entitled to vote generally in the election of directors.

               (e) In no event may a "Change in Control" be construed to include any change of control of the Company or any Subsidiary that occurs solely as a result of any exchange or distribution of equity securities of the Company or any Subsidiary upon consummation of a plan of reorganization for the Company or any Subsidiary in a chapter 11 case.

        7. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. If following the occurrence of a Change in Control any payment made to the Executive pursuant to
Section 6.1 or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (collectively, a "280G Gross-Up Payment"). The 280G Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon the 280G Gross-Up Payment, Executive retains a portion of the 280G Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

        8. MITIGATION AND OFFSET. The payment of severance compensation by the Company to the Executive in accordance with the terms of the Agreement is hereby acknowledged by the Company to be reasonable, and the Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

        9. COMPETITION; CONFIDENTIALITY; NONSOLICITATION.

           9.1 Subject to Section 6.1(d), the Executive hereby covenants and agrees that during the Employment Term and for one year following the Employment Term he will not, without the prior written consent of the Board, engage in Competition (as defined below) with


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the Company. The foregoing covenant, however, will not apply during the period following the Executive's termination of employment if his employment is terminated by the Company for reasons other than Cause. For purposes of this Agreement, if the Executive takes any of the following actions he will be engaged in "Competition": engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity that is principally engaged in the business of the Company and its Subsidiaries in their market areas; provided, however, that "Competition" will not include the mere ownership of 1% or less of the outstanding securities in any enterprise and exercise of rights appurtenant thereto.

           9.2 The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information, trade secrets, substances and inventions which are a competitive asset of the Company or its Subsidiaries ("Confidential Information"), including, without limitation, (a) the terms of any agreement between the Company or Subsidiary and any employee, customer or supplier, (b) pricing strategy, (c) merchandising and marketing methods, (d) product development ideas and strategies, (e) personnel training and development programs, (f) financial results, (g) strategic plans and demographic analyses,
(h) proprietary computer and systems software, and (i) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence and as belonging to the Company during the term of his employment by the Company and thereafter, and will never directly or indirectly, without the prior written consent of the Company make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality hereunder shall survive termination of his employment at the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive's obligations under this Section 9.2 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

           9.3 The Executive hereby covenants and agrees that during the Employment Term and for one year thereafter the Executive will not attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee of the Company or a Subsidiary to give up, or to not commence, employment or a business relationship with the Company, or hire any employee of the Company or its Subsidiaries either directly or on behalf of others.

           9.4 The Executive agrees that the Company would suffer an irreparable injury if the Executive were to breach the covenants contained in Sections 9.1,
9.2 or 9.3, and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and the Executive hereby stipulates to the entering of such injunctive relief prohibiting the Executive from engaging in such breach.

        10. POST-TERMINATION ASSISTANCE. The Executive agrees that after the Executive's employment with the Company has terminated the Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any dispute or litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses.

        11. SURVIVAL. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive's covenants contained in Sections 9.1, 9.2, 9.3 and 10 and the Company's obligations under Sections 5, 6.1 and 7 will survive the expiration or termination of this Agreement or the termination of the Executive's employment for any reason whatsoever.

        12. MISCELLANEOUS PROVISIONS.

            12.1 SUCCESSORS AND BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, operation of law or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, operation of law or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                 (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                 (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12.1(a) and 12.1(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12.1(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

            12.2 GOVERNING LAW. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles.

            12.3 WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

            12.4 SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

            12.5 NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

                 (a) TO THE COMPANY. If to the Company, addressed to the attention of the Corporate Secretary, 3155 El-Bee Road, Dayton, Ohio 45439,
(fax) 937-296-4625.

                 (b) TO THE EXECUTIVE. If to the Executive, to him at his residence as identified in the Company's payroll system at the time of the applicable notice.

            12.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

            12.7 ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and shall supercede and may not be contradicted by evidence of any prior or contemporaneous agreement, including, without limitation, a letter of intent dated January 14, 2002. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

            12.8 AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

            12.9 NO INCONSISTENT ACTIONS. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

            12.10 HEADINGS AND SECTION REFERENCES. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

            12.11 AFFILIATES. For purposes of this Agreement, the term "affiliate" means with respect to the Company or any other entity, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or such other entity, and an entity shall be "unaffiliated" with another entity if such entities are not "affiliates" with respect to one another..

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 1.2.


                                        /s/ Byron Bergren
                                        ---------------------------------------
                                        Byron Bergren


                                        THE ELDER-BEERMAN STORES CORP.


                                        By: /s/ Steven C. Mason
                                           ------------------------------------
                                           Steven C. Mason
                                           Its: Non-Executive Board Chairman